EXHIBIT 24.1


                              POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints
Robert S. Wiggins and Scott J. Loucks, and each of them, as an attorneys-in fact with the full power of substitution, for him any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                    Title                                Date

/s/ Robert S. Wiggins         Chairman of the Board of Directors,
    Robert S Wiggins          Chief Executive Officer        November 24, 2003


/s/ Jerry T. Kendall          President,
    Jerry T. Kendall          Chief Executive Officer        November 24, 2003


/s/ Raymond H. Legatti
    Raymond H. Legatti        Director (Sr. VIce President)  November 24, 2003


/s/ Raymond B. Wood           Director (Sr. VP of Government
    Raymond B. Wood           Operations & Marketing)        November 24, 2003


/s/ Gerry Chastelet
    Gerry Chastelet           Director                       November 24, 2003


/s/ Jack S. Painter, Jr.
    Jack S. Painter, Jr.      Director                       November 24, 2003


/s/ Martin L. Poad
    Martin L. Poad            Director                       November 24, 2003